Exhibit 10.20

Partnership Agreement

This Partnership Agreement (“Agreement”) is made and entered into on October 9th, 2025 (“Effective Date”) in Dubai, United Arab Emirates.

BY AND BETWEEN

A. Astra Mobility Meta (Cayman) Limited, a Cayman incorporated company and wholly owned by Robo.ai Inc. (“Robo.ai”), incorporated and registered in Dubai, having its registered office at Palm Grove Unit 4, 265 Smith Road, George Town, P.O. Box 52A Edgewater Way, #1653, Grand Cayman KY1-9006, Cayman Islands (hereinafter referred to as “Astra”, a term which includes its successors and assigns);

AND,

B. W Motors Automotive Group Holding Limited Dubai Branch, a company incorporated and registered in Dubai and operating in W Motors HQ, Plot 07-036, Dubai Silicon Oasis, Dubai, United Arab Emirates (hereinafter referred to as “W Motors”, a term which includes its successors and assigns).

Astra and W Motors, the parties hereto shall, in this Agreement, wherever the context so requires, be individually referred to as the “Party” and collectively as the “Parties”.

1 Background

a. Astra is the producer of autonomous vehicles of Robo.ai in the Middle East.

b. W Motors provides turnkey mobility services with in-house design, engineering and manufacturing capabilities, and together with its partners, provides mobility fleet solutions to governments and corporates in the MENA region.

c. The purpose of this Partnership Agreement (the “Agreement”) is to establish a strategic partnership between Astra and W Motors for the joint development and localised manufacturing of 1) last mile delivery vehicles, 2) multi-purpose autonomous vehicles (including autonomous delivery solutions), and 3) electric utility vehicles (all collectively referred to as “Vehicles”). As part of this partnership, Astra shall develop, source and/or modify Vehicles and technology solutions for W Motors, and W Motors will procure up to 30,000 units of Vehicles for their clients, customers and ecosystem from Astra following the successful development and testing of the Vehicles by the Parties and end-users, as defined in Section 2 of this Agreement. In addition, this partnership aims to support the development of a scalable, efficient, and environmentally friendly transportation solution that meets the operational needs of W Motors’s clients in the MENA region. Furthermore, this partnership aims to capitalize on the strengths of both Parties to develop innovative transportation solutions tailored for different market requirements with the initial focus on the last-mile delivery needs. This agreement shall expire by the end of five (5) years from Effective Date of this Agreement.

2 The Scope of the Partnership

2.1 Development of the Vehicles

Astra and W Motors agree to collaborate on the design, engineering, prototyping, testing and development of Vehicles tailored to the operational needs of W Motors’ clients. The Vehicle’s specifications and requirements will be finalized through a development program to meet quality, performance, durability, and cost requirements.

As a baseline design, the target of key requirements of the Vehicles shall be:

1. Primary considerations include:

1. Operational Efficiency: Maximizing fleet utility with low total cost of ownership.

2. Comfort and Safety: Ensuring comfort and safety features meet regulatory standards for drivers, cargo and, where applicable, passengers.

3. Technology Integration: Ensuring compatibility with W Motors and its client’s fleet management systems.

4. Vehicle Styling: Astra will create a distinctive, environmentally-focused design that reflects modern technological values and human factors.

The baseline design and development specifications, including dimensions, operational efficiency, and comfort and safety shall be set within an agreed range based on W Motors’ requests and in line with applicable government guidelines and regulations at the time of commencement of the development. Both Parties agree that any adjustments to these specifications shall be within the established industry requirements.

2.1.2. Primary Market: The first Vehicles shall be developed for existing W Motors’ clients in the UAE, and then expanding to the wider Middle East and North Africa region along with Turkey. These countries and regions are collectively referred to as “Primary Market”.

2.1.4 The Parties shall agree on the Vehicles’ specifications and the development, and final costs of the Vehicles which shall be defined in a preceding definitive agreement between the Parties.

2.2 Manufacturing of Vehicles

Following the successful development and testing of the Vehicles under Clause 2.1 and acceptance from W Motors’ clients, W Motors commits to procuring a minimum of 30,000 Vehicles over the course of five (5) years with a minimum of 5,000 Vehicles per year.

2.2.1 A phased procurement schedule will be agreed upon by the Parties, allowing alignment with Astra’s production timelines.

2.2.2 Astra will provide W Motors with Vehicle kits for W Motors to complete final manufacturing in the UAE or any other location.

2.2.3 W Motors will provide market insights and feedback throughout the development and production phases.

2.2.4 W Motors shall make any final design changes to each vehicle as required prior to it completing the final manufacturing.

2.2.5 Following successful deployment of Vehicles to W Motors’ clients, should further development be required to enhance the Vehicles the Parties will agree on a stage 2 development process.

2.3 Other Design, Engineering and Development Projects

Beyond the development of the Vehicles, Astra commits to offering further styling, design and engineering support to W Motors and its subsidiaries under separate agreements. This may include:

●	Styling, Design, and Engineering Expertise: Astra will assist in Vehicle facelifts, customization, and design updates to align with the evolving needs of W Motors’ clientele.

●	Vehicle Systems Upgrades: Astra will provide advanced engineering services to upgrade and enhance Vehicle systems, ensuring that fleets remain technologically competitive and operationally efficient.

●	Engineering Provider for Other Projects: Astra will serve as a partner for W Motors in the development and deployment of new Vehicle types, helping to integrate new technologies and create customized fleet solutions tailored to specific market demands.

●	Manufacturing Partner: Astra will support W Motors in the manufacturing process, offering its extensive production capabilities to streamline the deployment of new Vehicles into W Motors’ offering and to increase W Motors’ manufacturing capabilities in the UAE.

3 Timeline

3.1 The development program of the different Vehicles is expected to last approximately one year from the date of initiation to the start of production. Both Parties will work to meet the key development milestones and ensure smooth progress throughout the duration of the program.

3.2 Astra will endeavour to deliver the first Proof of Concept “POC” of the Vehicles within three months from the signing of the Definitive Agreement(s) related to each project and upon an agreed financial commitment by both Parties. This POC will allow W Motors to evaluate the design, performance, and operational capabilities of the Vehicle and provide feedback for changes before agreeing on the final Vehicle design and specifications and moving to full-scale production.

4 Roles and Responsibilities

4.1 Astra shall:

4.1.1. Lead the design, prototyping, and development of the Vehicles.

4.1.2. Ensure the Vehicles meet performance, durability, and safety standards within the Primary Market.

4.1.3. Collaborate with W Motors on operational compatibility, and technology integration.

4.1.4. Define and provide warranty for the Vehicles, including duration and complete details, as well as the procedures related to them.

4.2 W Motors shall:

4.2.1. Provide technical, operational, and market specifications to guide the development process of the Vehicles.

4.2.2 Provide manufacturing and assembly services in the Primary Market.

4.2.2. Support in the testing, validation, and refinement of Vehicle prototypes.

4.2.3. Facilitate feedback from its clients to align the Vehicles with market requirements.

4.3 Astra shall be responsible for obtaining all necessary homologation, certifications, and approvals required for the Vehicle to meet the applicable legal and regulatory standards in the Primary Market. This includes, but is not limited to, ensuring that the Vehicle complies with all safety, emissions, environmental, and performance standards set by relevant authorities. 4. Joint Project Team:

A Joint Project Team will be established to oversee the program, monitor progress, and address challenges. The team will consist of representatives from both Astra and W Motors and will meet regularly to ensure the project’s success.

5. Financial Terms

The financial terms of projects created under this partnership shall be mutually agreed upon by both Parties and will be outlined in separate Definitive Agreement(s), which shall include the development costs and the price of each Vehicle. Each Party commits to negotiating and finalizing these terms in good faith, ensuring fair and transparent conditions for all transactions. Which will include detailed pricing, payment schedules, and any other relevant financial provisions specific to the products or services involved.

6 Commencement and Duration

This Agreement shall be effective from the Effective Date and shall be binding on the Parties until terminated by either Party in accordance with clause 10 or 11 of this Agreement.

7 Non-Solicitation

Neither Party shall, without the prior written consent of the other Party, solicit or entice away from the other Party or employ or attempt to employ any person who is, or has been, engaged as an employee, consultant, advisor, subcontractor or client of the other Party.

8 Confidentiality

8.1 Each Party undertakes that it shall not at any time during this Agreement, and for a period of five years after termination or expiry of this Agreement, disclose to any person any confidential information concerning the business, affairs, customers, clients, or suppliers of the other Party or of any member of the group of companies to which the other Party belongs (“Confidential Information”), except as permitted by clause 8.2.

8.2 Each Party may disclose the other Party’s Confidential Information:

(a) to its employees, officers, representatives, contractors, subcontractors, or advisers who need to know such information for the purposes of exercising the Party’s rights or carrying out its obligations under or in connection with this Agreement. Each Party shall ensure that its employees, officers, representatives, contractors, subcontractors, or advisers to whom it discloses the other Party’s confidential information comply with this clause 8 and agree to be bound by the terms of confidentiality herein; and

(b) as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority.

8.3 No Party shall use any of the other Party’s Confidential Information for any purpose other than to exercise its rights and fulfil its obligations under or in connection with this Agreement.

9 Intellectual Property Rights

The Parties shall jointly own any intellectual property (IP) related to the Vehicle designs and production know-how and patents developed under this Agreement specifically for the Vehicles. Each Party shall have a non-exclusive and royalty free license to use the above referenced IP. Should either Party wish to grant any of the IP rights to a third-party it shall obtain the approval from the other Party, which shall not be unreasonably withheld, and terms of the granting of the rights shall be agreed by the Parties. Each Party understands that the other Party will use components and features already developed by it or developed by its partners who own the IP rights of such components and features and such rights cannot be shared with or licensed to the other Party.

Any new development outside the scope identified in this Agreement shall be owned by the Party who is covering the cost of such development, unless otherwise agreed.

10 Termination

10.1 This Agreement shall be terminated upon signing an updated agreement between the Parties that will supersede this Agreement, or unless otherwise mutually agreed by the Parties in writing.

10.2 Without affecting any other right or remedy available to it, either Party may terminate this Agreement with immediate effect by giving written notice to the other Party if:

(a) the other Party commits a material breach of any term of this Agreement and if such breach is remediable but the breaching Party fails to remedy that breach within a period of thirty (30) days after being notified in writing to do so;

(b) the other Party repeatedly breaches any of the terms of this Agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this Agreement;

(c) the other Party ceases to carry on its business and/or can no longer pay its debts as they become due;

(d) the other Party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with any of its creditors or is under the process of filing or files for voluntary institution of insolvency, liquidation, administration, receivership, bankruptcy, or any other proceedings for the settlement of the debt (save for solvent amalgamation or reorganization) or undergoes involuntary institution of insolvency, receivership, administration, bankruptcy (which is not cancelled or overturned within thirty (30) calendar days), dissolution, or enters into an assignment for the benefit of the creditors.

(e) any event occurs, or proceeding is taken, with respect to the other Party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in 10.2 (d);

(f) the other Party suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business;

(g) the other Party’s financial position deteriorates so far as to reasonably justify the opinion that its ability to give effect to the terms of this Agreement is in jeopardy;

(h) In the event that Astra terminates the contract before the completion of the work and the delivery of the project, Astra must refund all amounts paid to it by W Motors as part of the development payment within a maximum period of 60 days from the date of termination and any development done so far shall be fully owned by Astra; or

(i) If the commercial terms agreed between the Parties in this Agreement or any preceding agreements are not met.

10.3 Survival

10.3.1 On termination or expiry of this agreement, the following clauses shall continue in force: Clause 7 (Non-solicitation), Clause 8 (Confidentiality), Clause 9 (Intellectual Property Rights), Clause 12 (Indemnity), Clause 16 (Waiver), Clause 18 (Severance), Clause 20 (Conflict), Clause 23 (Governing law) and Clause 24 (Jurisdiction and Dispute Resolution).

10.3.2 Termination of this Agreement shall not affect any rights, remedies, obligations, or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination.

11 Force Majeure

11.1 Force Majeure Event means an event which adversely affects the business in UAE or elsewhere and other unforeseeable circumstances beyond the control of the Parties against which it would have been unreasonable for the affected Party to take precautions and which the affected Party cannot avoid even by using its best efforts and which in each case directly causes either Party to be unable to comply with all or a material part of its obligations under this Agreement and any circumstance not within a Party’s reasonable control including, without limitation:

(a) acts of God, flood, drought, earthquake or other natural disaster of overwhelming proportions;

(b) epidemic or pandemic, whether global or national;

(c) the occurrence of: an act of war (whether declared or not), hostilities, invasion, act of foreign enemies, terrorism or civil disorder, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;

(d) nuclear, chemical or biological contamination or sonic boom;

(e) any law or any action taken by a government or public authority, including imposing an export or import restriction, quota or prohibition, or failing to grant a necessary license or consent;

(f) collapse of buildings, fire, explosion, or accident; and

(e) any labor or trade dispute, strikes, industrial action or lockouts (other than in each case by the Party seeking to rely on this clause, or companies in the same group as that Party);

11.2 Subject to clause 11.4, if a Party is prevented, hindered or delayed in or from performing any of its obligations under this Agreement by a Force Majeure Event (“Affected Party”), the Affected Party shall not be in breach of this Agreement or otherwise liable for any such failure or delay in the performance of such obligations or incur any liability to the other Party for any losses or damages of any nature whatsoever incurred or suffered by that other (otherwise than under any express indemnity in this Agreement).

11.3 The corresponding obligations of the other Party under the Agreement and its’ time for performance of such obligations shall be extended, to the same extent as those of the Affected Party.

11.4 The Affected Party shall:

(a) as soon as reasonably practicable after the start of the Force Majeure Event but no later than 30 days from its start, notify the other party in writing of the Force Majeure Event along with reasonable proof of the Force Majeure Event, its nature, the date on which it started, its likely or potential duration, and the effect of the Force Majeure Event on its ability to perform any of its obligations under the agreement;

(b) use all reasonable endeavours to mitigate the effect of the Force Majeure Event on the performance of its obligations and shall use reasonable endeavours to continue to perform their obligations under this Agreement so far as reasonably practicable; and

(c) incur and bear its own losses arising out of or in relation to a Force Majeure event.

11.5 If the Force Majeure Event prevents, hinders, or delays the Affected Party’s performance of its obligations for a continuous period of more than 90 days the Party not affected by the Force Majeure Event may terminate this Agreement by giving thirty days’ written notice to the Affected Party.

12 Indemnity

12.1 Each Party (the ‘Indemnifying Party’) shall indemnify and keep the other Party (the ‘Indemnified Party’) indemnified against all liabilities, costs, expenses, damages, and losses (including any direct, indirect, or consequential losses, loss of profit, loss of reputation, and all interest, penalties, and legal costs (calculated on a full indemnity basis), and any other reasonable professional costs and expenses) suffered or incurred by the Indemnified Party due to a breach of any terms of this Agreement by the Indemnifying Party (including its employees, agents, representatives, subcontractors, etc.), and arising out of or in connection with any claim made against the Indemnified Party for actual or alleged infringement of a third party’s intellectual property rights arising out of or in connection with the use of the Indemnifying Party’s Intellectual Property and resources, in accordance with the terms of this Agreement.

13 Exclusivity

13.1 Astra agrees that W Motors shall be its exclusive manufacturing partner in the Primary Market for all Vehicles developed under this Agreement that require final assembly to be conducted in the Primary Market.

13.2 The exclusivity for the sale and distribution of the Vehicle(s) developed under this Agreement and granted to W Motors by Astra, as defined in this Agreement, shall remain in all circumstances (during the contract term, after the completion of production, and in the event of contract termination while in effect). This exclusivity shall persist solely with W Motors, and it shall not be transferable to any other party unless otherwise agreed between both Parties.

14 Assignment

This Agreement is personal to W Motors and W Motors shall not assign, transfer, delegate, or deal in any other manner with any of its rights and obligations under this Agreement. Astra may at any time assign and sub-contract its rights and obligations under this Agreement.

15 Variation

No variation, amendments, revisions to this Agreement shall be effective unless it is in writing and signed by the Parties.

16 Waiver

16.1 A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.

16.2 A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

16.3 A Party that waives a right or remedy provided under this Agreement or by law in relation to one Party or takes or fails to take any action against that Party, does not affect its rights in relation to any other Party.

17 Rights and Remedies

The rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

18 Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal, or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

19 Entire Agreement

This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations, and understandings between them, whether written or oral, relating to its subject matter.

20 Notices

Any notice given hereunder shall be in writing, in the English language, and shall be served by hand, email or by being sent through prepaid post to the address of the other set out below:

a) W Motors

Email: tahir@wmotors.ae

Address: Plot 07-036, Dubai Silicon Oasis, Dubai, United Arab Emirates

Contact Number: +971 52 787 3765

W Motors Project Manager: Tahir Mahmood

b) Astra:

Email: Lawrence.Chao@astramobility.com

Address: Palm Grove Unit 4, 265 Smith Road, George Town, P.O. Box 52A Edgewater Way, #1653, Grand Cayman KY1-9006, Cayman Islands

Contact number: +86 18516533693

Astra Project Manager: Lawrence Chao

21 Counterparts

21.1 This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

21.2 No counterpart shall be effective until each Party has executed and delivered at least one counterpart.

22 Governing law

This Agreement and any Dispute arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of the United Arab Emirates.

23 Jurisdiction and Dispute Resolution

If a dispute arises out of or in connection with this Agreement or the performance, validity, or enforceability of it (“Dispute”) then the Parties shall follow the procedure set out in this clause:

a) Either Party shall give to the other written notice of the Dispute, setting out its nature and full particulars (“Dispute Notice”), together with relevant supporting documents. On service of the Dispute Notice, the Parties shall attempt in good faith to resolve the Dispute.

b) if the Parties are for any reason unable to resolve the Dispute within thirty (30) days of service of the Dispute Notice, then such Dispute shall be exclusively settled by arbitration in accordance with the provisions set forth under the DIAC Arbitration Rules (“DIAC Rules”).

c) The Parties agree that the Dispute under this Agreement shall be adjudicated by a single arbitrator appointed by the Dubai International Arbitration Centre under the DIAC Rules.

d) The language used in the Arbitration Proceedings shall be English and the seat shall be Dubai, United Arab Emirates.

e) The Parties agree that any arbitration award rendered will be final and binding on the Parties. Furthermore, the Parties agree that they shall abide by and perform any award rendered by the arbitrators, and that a judgment of any court having jurisdiction may be entered on the award.

f) The Parties shall enter into subsequent agreements specifying the details, specifications, conditions, and all technical aspects related to the electric vehicle to be manufactured by Astra. These agreements shall constitute an integral part of this Agreement.

SIGNED, SEALED AND DELIVERED by

W Motors Automotive Group Holding Limited Dubai Branch

Represented by:

Ralph Debbas, CEO

SIGNED, SEALED AND DELIVERED by

Astra Mobility Meta (Cayman) Limited

Represented by:

Benjamin Zhai, CEO of Robo.ai Inc.